EXHIBIT 10.54
EXECUTION
COMMON STOCK PURCHASE AGREEMENT
     This Common Stock Purchase Agreement (the “Agreement”) is made as of the 4th day of November, 2005 by and between Introgen Therapeutics, Inc., a Delaware corporation (the “Company”), and Colgate-Palmolive Company, a Delaware corporation (the “Purchaser”).
     Whereas, the Company desires to issue, and the Purchaser desires to acquire, common stock of the Company, par value $0.001 per share (the “Common Stock”), on the terms and conditions hereinafter set forth;
     Whereas, contemporaneously with the execution of this Agreement, the Company and the Purchaser have executed and delivered an Oral Healthcare Alliance Agreement (the “Alliance Agreement”) pursuant to which the Company will conduct research in the Field (as defined in the Alliance Agreement) and the Purchaser will have certain negotiation rights with respect to the Field and products in the Field developed by the Company, subject to the terms and conditions set forth in the Alliance Agreement; and
     Whereas, the Company and the Purchaser have entered into a Confidentiality Disclosure Agreement, dated January 18, 2005 (the “Confidentiality Agreement” and, together with this Agreement and the Alliance Agreement, the “Transaction Documents”).
     Now, Therefore, It Is Agreed between the parties as follows:
     1. Purchase and Sale of Shares. On the terms and subject to the conditions contained herein, the Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to the Purchaser, for an aggregate purchase price of Twenty Million Dollars ($20,000,000) (the “Purchase Amount”), that number of shares of Common Stock (the “Shares”), rounded down to the nearest whole share, determined by dividing (i) the Purchase Amount by (ii) the closing bid price of the Common Stock as quoted on The Nasdaq National Market System (“NASDAQ”) on the day prior to the date hereof. The closing of the transactions contemplated by this Agreement (the “Closing”), including payment of the Purchase Amount for and delivery of the Shares, shall occur at the offices of the Company concurrent with the execution of this Agreement and upon the satisfaction or waiver of the conditions contained in Section 5.
     2. Company Representations and Warranties. The Company hereby represents and warrants to the Purchaser the following:
     (a) Each of the Company and its subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its respective jurisdiction of incorporation, (ii) has full corporate power and authority to conduct its business as presently conducted and to own, lease and to operate its properties and (iii) is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except with respect to clause (iii) and with respect to clauses (i) and (ii) insofar as they relate to subsidiaries, where the failure to be so qualified or in good standing, along with all other circumstances, changes, in or effects on the Company and its subsidiaries does not and would not reasonably be expected to result in a material adverse effect on (x) the business, condition (financial or otherwise), results of operations, assets, liabilities or properties of the Company and its subsidiaries, taken as a whole or (y) on the timely consummation of the transactions contemplated hereby (a “Material Adverse Effect”). The Company has full corporate power and authority to enter into, deliver and perform its obligations set forth in the Transaction Documents and to carry out the transactions contemplated hereby and thereby.
     (b) As of November 3, 2005 the authorized Capital Stock of the Company consisted of (i) 100,000,000 shares of Common Stock, of which 33,519,416 shares were issued and outstanding as of November 3, 2005, and (ii) 5,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), which may be issued from time to time in one or more series, none of which shares were issued and outstanding as of November 3, 2005. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. As of November 3, 2005, 6,020,766 shares of Common Stock were reserved for issuance to employees pursuant to outstanding stock options under the Company’s stock option plans and 619,762 shares of Common Stock were issuable upon or otherwise deliverable in connection with the conversion of outstanding securities that are convertible into Common Stock and the exercise of outstanding warrants. Between August 8, 2005 and the date hereof, no shares of the Company’s Capital Stock were issued other than (A) pursuant to stock options and warrants already in existence on such date and (B) 56,090 shares of Common Stock issued to David G. Nance on October 26, 2005 under the Company’s stock option plans. Between August 8, 2005 and the date hereof, no stock options, warrants or other securities convertible into or exercisable for shares of Common Stock were issued or granted, except for (i) grants of stock options to employees, officers and directors in the ordinary course of business and (ii) an obligation of the Company to issue a warrant to purchase an aggregate of up to 94,183 shares of Common Stock
     (c) The issuance, sale and delivery of the Shares in accordance with this Agreement have been duly authorized by all necessary corporate action on the part of the Company. The Shares, when issued, sold and delivered against payment therefor in accordance with this Agreement, will be free and clear of all liens and other encumbrances imposed by or through the Company (except as imposed pursuant to this Agreement), duly and validly issued, fully paid and non-assessable and free from any preemptive rights.
     (d) Neither the Company nor any of its subsidiaries is, nor after giving effect to the consummation of the transactions contemplated hereby will be, (i) in violation of its Certificate or Articles of Incorporation or Bylaws or other organizational or charter documents (each as amended to the date hereof), (ii) in default under the terms of any bond, debenture, note, indenture, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject or (iii) in violation of any local, state or federal law, statute, ordinance, rule, regulation, requirement, judgment or court decree or order applicable to the Company or any of its subsidiaries or any of their assets or properties other than, in the case of clause (ii) and (iii) and with respect to clause (i) insofar as it relates to subsidiaries, any default or violation that would not reasonably be expected to result in a Material Adverse Effect.

To the knowledge of the Company, except as disclosed in the SEC Documents (as hereinafter defined), there exists no condition that, with notice, the passage of time or otherwise, would constitute any such default or violation.
     (e) The execution, delivery and performance by the Company of the Transaction Documents have been duly authorized by all necessary corporate action. The Transaction Documents have been duly executed and delivered by the Company and constitute a valid and binding obligation of the Company enforceable in accordance with its terms, subject to (i) the effect of any bankruptcy or similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law. The execution, delivery and performance by the Company of the Transaction Documents does not require a vote of the holders of any of the Company’s Capital Stock. The execution of, and consummation of the transactions contemplated by, this Agreement and compliance with its provisions by the Company will not violate, conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under (or with notice or the lapse of time or both, would constitute a default), or require a consent or waiver under, or result in the imposition of a lien on any properties of the Company or any of its subsidiaries, or an acceleration of any indebtedness of the Company or any of its subsidiaries pursuant to, (i) the Certificate or Articles of Incorporation or Bylaws or other organizational or charter documents of the Company or any such subsidiary (each as amended to the date hereof), (ii) any indenture, lease, agreement or other instrument to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties is bound, or (iii) any violation of any local, state or federal law, statute, ordinance, rule, regulation, requirement, judgment or court decree or order applicable to the Company or any such subsidiary or any of their assets or properties, except in the case of clauses (ii) and (iii) and with respect to clause (i) insofar as it relates to subsidiaries, for such violations, conflicts, breaches, defaults, consents, impositions of liens or acceleration that would not individually, or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except for the filing of the Prospectus (as defined below), no consent, approval, authorization or order of, or filing, registration, qualification, license or permit of or with, any court or governmental agency, department, commission, board, bureau, official or other instrumentality of any national, federal, provincial, state, local, foreign or international government or body or any political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (each, a “Governmental Authority”) or (ii) any other person is required for the execution, delivery and performance by the Company of this Agreement, except where the failure to obtain or make any such consent, approval, authorization or order of, or filing, registration, qualification, license or permit would not reasonably be expected to result in a Material Adverse Effect.
     (f) The Common Stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is admitted for quotation on NASDAQ, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting or disqualifying the Common Stock from NASDAQ, nor has the Company received any notification that the Securities and Exchange Commission (the

“SEC”) or NASDAQ is contemplating terminating such registration or admission for quotation.
     (g) The Company has filed with the SEC under the Exchange Act, all reports, definitive proxy materials and registration statements for all periods ending on or subsequent to December 31, 2003 and on or prior to the date hereof (all of the foregoing being collectively referred to as the “SEC Documents”), which are all such documents (other than preliminary proxy materials) that the Company was required to file with the SEC since December 31, 2003 through the date of this Agreement. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act. None of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a SEC Document subsequently filed with the SEC prior to the date hereof.
     (h) Each of the financial statements, together with the related notes, included in the Company SEC Documents complied in all material respects as to form, as of its date of filing with the SEC, with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and presents fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of and for the dates indicated and the results of their operations and cash flows for the periods specified, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments and the absence of footnotes. Such financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The report of the Company’s independent auditors regarding the Company’s consolidated financial statements as of and for the periods ended December 31, 2004 and filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 has not been withdrawn, supplemented or modified, and the Company has received no communication from its independent auditors concerning any such withdrawal, supplement or modification.
     (i) To the Company’s knowledge, except as and to the extent adequately accrued or reserved against in the audited consolidated balance sheet of the Company and its subsidiaries as at December 31, 2004 and the unaudited consolidated balance sheets of the Company and its subsidiaries as at March 31, 2005 and June 30, 2005, neither the Company nor any of its subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and its subsidiaries or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since June 30, 2005, that are not, individually or in the aggregate, material to the Company or any of its subsidiaries.
     (j) The Company and each of its subsidiaries maintain a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of audited financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (k) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act), which are designed (i) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified by the SEC’s rules and forms and (ii) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.
     (l) The Company is not aware of (i) any significant deficiency or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data ; or (ii) any fraud, whether or not material, that involves management or other present employees who have a significant role in the Company’s internal control over financial reporting. Since the most recent evaluation of the Company’s disclosure controls and procedures described in Section 2(k) above, there have been no significant changes in internal control over financial reporting or in other factors that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting. The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein, except as to knowledge, and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from the SEC or any other Governmental Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.
     (m) Except as may be disclosed in the SEC Documents filed prior to the date hereof, since December 31, 2004, there has not been, individually or in the aggregate, any Material Adverse Effect or any fact, event, change, development, circumstance or effect that would reasonably be expected to result in a Material Adverse Effect.
     (n) Since June 30, 2005, there has been (i) no action, suit or proceeding before or by any Governmental Authority or arbitration tribunal filed or, to the Company’s knowledge, threatened or contemplated to which the Company or any subsidiary is or would be a party or to which the business or property of the Company or any subsidiary is or would be subject and (ii) no injunction, restraining order, decree, or other order of any nature by a Governmental Authority to which the Company or any of its subsidiaries is or may be subject or to which the business, assets or property of the Company or any subsidiary are or may be subject, that in either case, will be required to be disclosed in the

Company’s filings with the SEC for periods subsequent to those covered by the SEC Documents.
     (o) A registration statement on Form S-3 with respect to Common Stock (including all documents incorporated by reference therein and all information contained in any prospectus or prospectus supplement filed as a part or deemed to be a part of such registration statement, each as amended, the “Registration Statement”) has (i) been prepared by the Company in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations, including Rule 415, of the SEC thereunder (the “Rules and Regulations”), (ii) been filed with the SEC under the Securities Act and (iii) become and is effective under the Securities Act. The Company has prepared a prospectus, including one or more prospectus supplement(s), relating to the sale of the Shares hereunder (collectively, the “Prospectus”). The Company will file the Prospectus with the SEC not later than the time permitted by Rule 424(b) promulgated under the Securities Act. True and complete copies of the Registration Statement and Prospectus have been delivered by the Company to the Purchaser. The Registration Statement conforms, and the Prospectus and any further amendments or supplements to the Registration Statement or the Prospectus will, when they become effective or are filed with the SEC, as the case may be, conform in all material respects to the requirements of the Securities Act and the Rules and Regulations and do not and will not, as of the applicable effective date (as to the Registration Statement and any amendment thereto) and as of the applicable filing date (as to the Prospectus and any amendment or supplement thereto) and as of the Closing contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The issuance of the Shares to the Purchaser has been registered under the Registration Statement.
     (p) The Shares are duly listed and admitted and authorized for trading, subject to official notice of issuance, on the Nasdaq National Market.
     (q) The Company is not a party to an agreement for, nor involved in any discussions concerning, any transaction that would reasonably be expected to result in a Change of Control (as defined in Section 6(d)).
     (r) As of the date hereof, except as set forth in the Company’s SEC Documents filed prior to the date hereof, neither the Company nor any of its material subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).
     (s) Section 2(s) of the Disclosure Schedule sets forth a true and complete list of (i) all the Owned Intellectual Property, (ii) all Licensed Intellectual Property and (iii) all Company IP Agreements. For purposes of this Agreement, (A) “Intellectual Property” means patents, registered trademarks, registered copyrights and applications with respect to the foregoing; (B) “Owned Intellectual Property” means Intellectual Property owned by the Company or any of its subsidiaries; (C) “Licensed Intellectual Property” means Intellectual Property licensed to the Company or any of its subsidiaries pursuant to the Company IP Agreements; and (D) “Company IP Agreements” means (I) licenses of Intellectual Property by the Company or any of its subsidiaries to any third party, (II)

licenses of Intellectual Property by any third party to the Company or any of its subsidiaries, (III) agreements between the Company or any of its subsidiaries and any third party relating to the development or use of Intellectual Property, and (IV) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Owned Intellectual Property or Licensed Intellectual Property.
     (t) The Company or one of its subsidiaries is the exclusive owner of the entire right, title and interest in and to the Owned Intellectual Property, and has a valid license to use the Licensed Intellectual Property licensed to it. The Company or one of its subsidiaries is entitled to use all Owned Intellectual Property and Licensed Intellectual Property in the continued operation of its business without limitation, subject only to the terms of the Company IP Agreements. The Owned Intellectual Property and the Licensed Intellectual Property have not been adjudged invalid or unenforceable in whole or in part, and, to the Company’s knowledge, are valid and enforceable. Except as disclosed in the SEC Documents, none of the Owned Intellectual Property has been or is now involved in any interference, reissue, reexamination, opposition or cancellation proceeding. To the Company’s knowledge, neither the Company nor any of its subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Owned Intellectual Property and to its knowledge all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Owned Intellectual Property have been timely paid. The Company and its subsidiaries have taken reasonable steps to protect their respective rights in the Owned Intellectual Property and maintain the confidentiality of all of their trade secrets. All current or former employees, consultants and contractors who have participated in the creation of any Intellectual Property that is used by the Company or any of its subsidiaries have entered into proprietary information, confidentiality and assignment agreements substantially in the form of the Company’s standard forms.
     (u) To the Company’s knowledge, the conduct of the business of the Company and its subsidiaries as currently conducted does not infringe or misappropriate any valid Intellectual Property of any third party. No action alleging any of the foregoing is pending, and no unresolved, written claim has been threatened or asserted against the Company or any of its subsidiaries alleging any of the foregoing. To the Company’s knowledge, no person is engaging in any activity that infringes the Owned Intellectual Property.
     (v) Neither the Company nor any subsidiary has granted an exclusive license or sublicense with respect to any of its Owned Intellectual Property or Licensed Intellectual Property to any third party. Except as disclosed in the SEC Documents, no dispute arising under any Company IP Agreement is pending or, to the Company’s knowledge, threatened, in each case that could reasonably be expected to result in an impairment of the Company’s rights under or a termination of such Company IP Agreement.

     (w) Neither the Company nor any of its subsidiaries has received any warning letter from the U.S. Food and Drug Administration (the “FDA”) (or similar Governmental Authority in jurisdictions outside the United States) during the last three years. Without limiting the foregoing, the Company and its subsidiaries are in compliance, in all respects, with all current applicable statutes, rules, regulations, guidelines or orders administered or issued by the FDA or comparable foreign Governmental Authority; the Company does not have knowledge of any facts which furnish any reasonable basis for any Form FDA-483 observations or regulatory or warning letters from the FDA, Section 305 notices, or other similar communications from the FDA or comparable foreign entity. To the Company’s knowledge, neither the Company nor any officer, employee or agent has made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or comparable foreign Governmental Authority to invoke its policy respecting Fraud, Untrue Statements of Material facts, Bribery, and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991).
     (x) (i) Except as would not reasonably be expected to result in a Material Adverse Effect, (A) each of the Company and its subsidiaries is and has been in compliance with all applicable Environmental Laws; (B) none of the Company, any of its subsidiaries or any of its or their executive officers has received during the past five years, nor, to the Company’s knowledge, is there any basis for, any communication or complaint from a Governmental Authority or other person alleging that the Company or any of its subsidiaries has any liability under any Environmental Law or is not in compliance in any material respect with any Environmental Law; (C) no Hazardous Substances are or have been present, and there is and has been no Release or threatened Release of Hazardous Substances nor any clean-up or corrective action of any kind relating thereto, on any properties (including any buildings, structures, improvements, soils and surface, subsurface and ground waters thereof) currently or formerly owned, leased or operated by or for the Company or any of its subsidiaries or any predecessor company, at any location to which the Company or any of its subsidiaries has sent any Hazardous Substances; and (D) neither the Company nor any of its subsidiaries is actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law. There is no pending or, to the Company’s knowledge, threatened investigation by any Governmental Authority, nor any pending or, to the Company’s knowledge, threatened action with respect to the Company or any of its subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law. Each of the Company and its subsidiaries holds all material Environmental Permits, and is and has been in compliance in all material respects therewith. To the knowledge of the Company, the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal. The Company and its subsidiaries have provided to the Purchaser all “Phase I”, “Phase II” or other environmental assessment reports in their possession or to which they have reasonable access addressing locations ever owned, operated or leased by the Company or any of its subsidiaries or at which the Company or any of its subsidiaries actually, potentially or allegedly may have liability under any Environmental Law.
     (ii) For purposes of this Agreement:
     (A) “Environmental Laws” means: any Laws of any Governmental Authority relating to (I) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (II) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (III) pollution or protection of the environment, worker health and safety, exposure to Hazardous Substances or natural resources;
               (B) “Environmental Permits” means all permits under any Environmental Law necessary for the conduct of the business by the Company and its subsidiaries.
     (C) “Hazardous Substances” means: (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other pollutant or contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law; and
     (D) “Release” has the meaning set forth in Section 101(22) of CERCLA.
     3. Purchaser Representations and Warranties. The Purchaser hereby represents and warrants to the Company the following:
     (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into, deliver and perform its obligations set forth in the Transaction Documents and to carry out the transactions contemplated hereby and thereby. The Purchaser has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.
     (b) The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate action by the Purchaser. Each Transaction Document has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to (i) the effect of any bankruptcy or similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law. The execution of, and consummation of the transactions contemplated by, the Transaction Documents and compliance with its provisions by the Purchaser will not violate, conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under, (i) its Articles of Incorporation or Bylaws (each as amended to the date hereof), (ii) any material indenture, lease, agreement or other instrument to which the Purchaser is a party or by which it or any of its material properties is bound, or (iii) any decree, judgment, order, statute, rule or regulation applicable to the Purchaser, which in the case of clause (ii) or (iii) would have a material adverse effect on the timely consummation of the transactions contemplated hereby. No consent, approval, authorization or order of, or filing, registration, qualification, license or permit of or with, (i) any Governmental Authority or (ii) any other person is required for the execution, delivery and performance by the Purchaser of this Agreement, except where the failure to obtain or make any such consent, approval, authorization or order of, or filing, registration, qualification, license or permit would not reasonably be expected to result in a material adverse effect on the timely consummation of the transactions contemplated hereby.
     (c) There is no proceeding pending against the Purchaser or any of its Affiliates or, to the Purchaser’s knowledge, threatened that in any manner challenges or seeks, or reasonably could be expected, to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.
     (d) The Purchaser acknowledges that it has reviewed the SEC Documents and this Agreement (the “Disclosure Materials”) and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of the Purchaser or its representatives or counsel shall modify, amend or affect the Purchaser’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained herein. The Purchaser acknowledges and agrees that the fact that the Company is seeking to effect the offer and sale of the Shares hereunder may constitute material non-public information and disclosure of such information or use of such information by the Purchaser or anyone receiving such information from the Purchaser in connection with the purchase, sale or trade of the Company’s securities, or any hedging, derivative or similar transactions or activities involving the Company’s securities, may be a violation of securities laws.
     (e) The Purchaser has not within the past ninety (90) days (i) engaged in any short selling or short sales “against the box” in the Company’s securities, (ii) established or increased any “put equivalent position” as defined in Rule 16(a)-1(h) under the

Exchange Act with respect to the Company’s securities, or (iii) engaged in any purchase or sale, or made any offer to purchase or offer to sell, derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange traded options to purchase or sell the Company’s securities.
     4. Investment Representations of the Purchaser. In connection with the purchase of the Shares, the Purchaser hereby represents and warrants to the Company that the Purchaser is acquiring the Shares solely for the purpose of investment (as defined in 16 CFR 801.1(i)(1)) and has no present intention of participating in the formulation, determination or direction of the basic business decisions of the Company.
     5. Conditions to Closing.
          (a) The obligation of each party to this Agreement to consummate the purchase and sale of Shares at the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:
          (i) No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other legal or regulatory restraint or prohibition preventing the issuance and sale of the Shares shall be in effect. There shall be no action, suit or other proceeding pending in or before any Governmental Authority or arbitration tribunal against or involving either the Company or the Purchaser that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated to occur at the Closing and the enforceability of the rights and obligations as contemplated by the Transaction Documents, and neither the Company nor the Purchaser (nor any of their respective Affiliates) shall have received notice of any such threatened proceeding;
          (ii) The issuance of the Shares shall be exempt from the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976;
          (iii) Except for the Prospectus, all other notices, reports and other filings required to be made prior to the Closing with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Authority for the issuance and sale of the Shares in accordance with the terms hereof shall have been made or received and remain in effect as of the date of Closing; and
          (iv) The Registration Statement pursuant to which the Shares will be issued to the Purchaser shall be effective and not subject to a stop order.
          (b) The obligation of the Company to consummate the purchase and sale of Shares at the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:
          (i) The Purchaser shall have delivered a certificate of an executive officer of the Purchaser confirming that the representations and warranties of the

Purchaser set forth in Sections 3 and 4 hereof are true and correct as of the date of Closing;
          (ii) The Purchaser shall have delivered the Purchase Amount to the Company by wire transfer of immediately available U.S. federal funds; and
          (iii) The Purchaser shall have executed and delivered the Alliance Agreement to the Company.
          (c) The obligation of the Purchaser to consummate the purchase and sale of Shares at the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:
          (i) The Shares shall have been accepted for and approved for inclusion and quotation on NASDAQ;
          (ii) The Company shall have delivered to the Purchaser a certificate of an executive officer of the Company confirming that the representations and warranties of the Company set forth in Section 2 hereof are true and correct as of the date of Closing;
          (iii) The Company shall have delivered to the Purchaser a stock certificate representing the Shares or in lieu thereof shall have caused a book entry evidencing the Purchaser’s ownership of the Shares to be entered in the books and records of such broker-dealer as shall have been identified by the Purchaser for such purpose; and
          (iv) The Company shall have executed and delivered the Alliance Agreement to the Purchaser.
     6. Limitations on Transfer.
               (a) During the period from the date hereof until the first (1st) anniversary of the date hereof (the “Lock-Up Period”), the Purchaser agrees (on behalf of itself and its Affiliates), with respect to the Shares and any Capital Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or replacement of the Shares (collectively, the “Restricted Shares”), not to Transfer any of such Restricted Shares. “Transfer” means and includes any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to short sales or other hedging mechanisms, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.
               (b) The provisions of Section 6(a) shall not apply to a Transfer by the Purchaser and any of its Affiliates of Restricted Shares (each of the following, a “Permitted Transfer”):
          (i) to any Affiliate of the Purchaser, provided such Affiliate agrees in writing to be bound by the terms of this Agreement (and if, at any time after such

Transfer, such Affiliate is no longer an Affiliate of the Purchaser, to ensure that such Shares are Transferred back to the Purchaser or one of its other Affiliates);
          (ii) pursuant to a Third Party Tender Offer;
          (iii) to the Company or, with the Company’s written consent, an agent acting on the Company’s behalf;
          (iv) pursuant to or following a Change of Control (as defined below); or
          (v) if David Nance ceases to be the Company’s Chief Executive Officer and is not the Chairman of the Company’s board of directors.
     The term “Third Party Tender Offer” means a bona fide public offer subject to the provisions of Regulation 14D or 14E under the Exchange Act, by a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (which is not made by and does not include the Purchaser or any of its Affiliates or any group that includes as a member the Purchaser or any of its Affiliates) to purchase or exchange for cash or other consideration more than 50% of the outstanding securities of the Company.
          (c) Following expiration of the Lock-Up Period, the Purchaser and its Affiliates may Transfer all or any part of the Restricted Shares in any manner free from the restrictions set forth in this Section 6.
          (d) The restrictions on Transfer set forth in Section 6(a) shall terminate prior to the expiration of the Lock-Up Period upon the earliest to occur of: (i) a Change of Control of the Company or (ii) the liquidation or dissolution of the Company. The Company agrees to give prompt written notice to the Purchaser of the occurrence of any event specified in clauses (i) or (ii). As used herein, “Change of Control” shall mean the occurrence of any of the following events:
          (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Purchaser or any of its Affiliates and excluding any group that includes as a member the Purchaser or any of its Affiliates, is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the outstanding Capital Stock of the Company, but excluding the shares held by the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company, or any entity holding Capital Stock for or pursuant to the terms of such plan;
          (ii) the Company merges with or into, or consolidates with, or consummates any reorganization or similar transaction with, another person (other than the Purchaser or any of its Affiliates) and, immediately after giving effect to such transaction, less than 50% of the total voting power of the outstanding Capital Stock of the surviving or resulting person is “beneficially owned” (within the meaning of

Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately prior to such transaction;
          (iii) in one transaction or a series of related transactions with another person (other than the Purchaser or any of its Affiliates), the Company, directly or indirectly (including through one or more of its subsidiaries) sells, assigns, conveys, transfers, leases or otherwise disposes of, all or substantially all of the assets or properties (including Capital Stock of subsidiaries) of the Company, but excluding liens on such assets or properties and sales, assignments, conveyances, transfers, leases or other dispositions of assets or properties (including Capital Stock of subsidiaries) by the Company or any of its subsidiaries to any direct or indirect wholly-owned subsidiary of the Company; or
          (iv) individuals who as of the date hereof constituted the Board of Directors of the Company (or any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.
          (e) The Company shall not be required to (i) transfer on its books any Restricted Shares that shall have been transferred in violation of any of the provisions set forth in this Agreement or (ii) treat as owner of such Restricted Shares, or to accord the right to vote or to pay dividends to, any transferee to whom such Restricted Shares shall have been so transferred.
     7. Voting Agreement.
          (a) Subject to Section 7(b), in the event that a Corporate Action is approved by the Company’s Board of Directors or other governing body, the Purchaser hereby agrees to consent to and vote all Capital Stock of the Company held by the Purchaser, and to cause all Capital Stock of the Company held by any Affiliate of the Purchaser to be voted in favor of such Corporate Action. For the avoidance of doubt, the covenants set forth in this Section 7(a) shall not be applicable to any transferee (other than an Affiliate of the Purchaser) to whom the Purchaser or one of its Affiliates transfers Restricted Shares pursuant to a Transfer permitted under Sections 6(b)(ii), (iii) and (iv), pursuant to a sale of shares into an established trading market for such shares in accordance with applicable securities laws, including sales made under Rule 144 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or pursuant to a private placement under the Securities Act provided that securities transferred in each such private placement constitute less than three percent (3%) of the outstanding Capital Stock of the Company; and provided that securities Transferred in each such private placement are not, to the knowledge of the Purchaser after reasonable inquiry, Transferred to the same “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act). A “Corporate Action” shall mean any matter put to a vote of the stockholders of the Company. “Capital Stock” means, with respect to any person, any and all shares, interests, participation, rights or other equivalents in the equity interests (however designated) in that person.
          (b) The Purchaser’s obligations set forth in Section 7(a) shall:

          (i) terminate (A) if the Company issues more than five percent (5%) of its then outstanding capital stock (on a fully diluted basis) to another Corporate Partner (as defined below) and such Corporate Partner does not enter into a voting agreement with terms substantially similar to the covenants set forth in Section 7 of this Agreement, (B) if such Corporate Partner does enter into such a voting agreement with the Company, if such voting agreement is subsequently terminated or (C) upon a Change of Control of the Company;
          (ii) be suspended (A) for any time during which a voting agreement described in Section 7(b)(i) with another Corporate Partner is suspended, (B) for any time in which the Purchaser and its Affiliates in the aggregate hold less than three percent (3%) of the outstanding Capital Stock of the Company or (C) to the extent (1) the Purchaser’s standstill obligations set forth in Section 8(a) of this Agreement are, or were they still in effect, would be, suspended and (2) the Purchaser and its Affiliates vote in favor of an acquisition of the Company by the Purchaser.
          (c) For purposes of this Agreement, “Corporate Partner” means any person or entity other than the Purchaser or any of its Affiliates that after the Effective Date (i) acquires more than five percent (5%) of the Company’s then outstanding Capital Stock and (ii) (A) enters into an agreement with the Company or any of its subsidiaries providing it with negotiation or commercialization rights with respect to any of the Company’s or any of its subsidiary’s products or (B) enters into a research and development or clinical collaboration agreement or Intellectual Property license agreement with the Company or any of its subsidiaries.
     8. Standstill Agreement.
          (a) From the date of this Agreement until the earlier of (1) the first (1st) anniversary of the date hereof and (2) a Change of Control of the Company, subject to Section 8(c), the Purchaser will not, and will cause all of its Affiliates not to:
          (i) Purchase, offer to purchase, agree to acquire or otherwise acquire, directly or indirectly, beneficial or record ownership of any shares of the Capital Stock of the Company or any other securities convertible into or exercisable or exchangeable for any Capital Stock of the Company (excluding shares and securities received by way of stock dividend, stock reclassification or other distributions or offerings made available on a pro rata basis to each of the Company’s stockholders) if, after giving effect to such purchase, offer to purchase, agreement to acquire or other acquisition , the Purchaser, its Affiliates and all groups of which the Purchaser or any of its Affiliates is a member would beneficially own in the aggregate in excess of 20% of the Company’s outstanding Capital Stock;
          (ii) make, or in any way participate in, directly or indirectly in concert with others (including by or through any group of which the Purchaser or any of its Affiliates is a member), any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) to vote securities of the Company or to provide or withhold consents with respect to securities of the Company, or seek to advise or influence any person or entity with respect to the voting of or the providing or withholding consent with respect to, any securities of the Company;

          (iii) either directly or indirectly in concert with others (including by or through any group of which the Purchaser or any of its Affiliates is a member) make any offer with respect to, or make or submit a proposal with respect to, or ask or request any other person to make an offer or proposal with respect to any acquisition of a significant amount of securities or assets of the Company or any of its Affiliates, including in connection with any extraordinary transaction, such as a merger, reorganization, recapitalization, tender or exchange offer or asset disposition involving the Company or any of its Affiliates that, if consummated, such acquisition, transaction, merger, reorganization, recapitalization, tender or exchange offer or asset disposition would constitute a Change of Control of the Company (an “Extraordinary Transaction”);
          (iv) form, join or in any way participate in a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) in connection with any of the foregoing;
          (v) either directly or indirectly in concert with others (including by or through any group of which the Purchaser or any of its Affiliates is a member) seek representation on the Company’s Board of Directors or any of its controlled Affiliates or otherwise act alone or in concert with others (including by or through any group of which the Purchaser or any of its Affiliates is a member) to seek to control or influence the management or Board of Directors of the Company or any of its controlled Affiliates;
          (vi) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in clauses (i) through (v) above;
          (vii) either directly or indirectly in concert with others (including by or through any group of which the Purchaser or any of its Affiliates is a member) request that the Company terminate or waive compliance by the Purchaser or any of its Affiliates of its obligations under this Section 8(a), or otherwise propose any amendment hereto that would have the foregoing effect; or
          (viii) either directly or indirectly in concert with others (including by or through any group of which the Purchaser or any of its Affiliates is a member) publicly announce or disclose any intention, plan or arrangement inconsistent with the foregoing.
          (b) Notwithstanding the provisions of Section 8(a) nothing herein shall prohibit or restrict the Purchaser or its Affiliates from making any disclosure pursuant to Sections 13(d)-(f) of the Exchange Act which the Purchaser or such Affiliate reasonably believes, based on the advice of independent legal counsel, is required in connection with any action taken by the Purchaser or such Affiliate that is not inconsistent with this Agreement.
          (c) If (i) the Company enters into a definitive agreement with respect to a transaction that, if consummated, would result in a Change of Control of the Company, (ii) a Third Party Tender Offer is announced, and following due consideration by the Board of Directors of the Company of such offer, the Board of Directors of the Company does not publicly recommend against acceptance of such offer, or (iii) the Company makes a public announcement that it has engaged an investment banker for the purpose of seeking a Change of

Control transaction, that it is seeking a Change of Control transaction or that it is exploring other similar strategic alternatives, then the restrictions set forth in Section 8(a) shall be suspended from the first to occur of the foregoing until the applicable Suspension Expiration Date (as defined below). Neither the Purchaser nor any of its Affiliates shall be obligated by reason of this Section 8 to divest any Company securities acquired by it during such suspension period.
          (d) “Suspension Expiration Date” shall mean (i) for purposes of Section 8(c)(i), upon termination of such definitive agreement, (ii) for purposes of Section 8(c)(ii), upon the earlier of the Company’s Board of Directors rejecting such offer and the termination of such offer, or (iii) for purposes of Section 8(c)(iii), upon the Company’s public announcement or delivery of confidential notice to the Purchaser that the Company is no longer seeking a Change of Control transaction or exploring such strategic alternatives.
          (e) The Company agrees to give prompt written notice to the Purchaser of the occurrence of any event specified in Section 8(c) above.
          (f) For the avoidance of doubt, the covenants set forth in Section 8 shall not be applicable to any person to whom the Restricted Shares have been Transferred (other than an Affiliate of the Purchaser) pursuant to a Permitted Transfer or after the Lock-Up Period has expired.
     9. Legends. The Purchaser understands and agrees that the certificates evidencing the Restricted Shares shall bear the following legends:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN COMMON STOCK PURCHASE AGREEMENT DATED AS OF NOVEMBER 4, 2005 AMONG THE CORPORATION AND THE ORIGINAL HOLDER OF THESE SECURITIES, INCLUDING THE VOTING PROVISIONS, LOCK-UP PROVISIONS AND STANDSTILL PROVISIONS. IN ACCORDANCE WITH THE TERMS OF SUCH AGREEMENT, SUCH LOCK-UP PROVISIONS AND STANDSTILL PROVISIONS SHALL EXPIRE NO LATER THAN NOVEMBER 4, 2006. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.
     If such shares are not certificated, then a substantially similar notification shall be placed in an appropriate fashion with the person charged with maintaining registration of the ownership of such Restricted Shares so as to put on notice of the terms and conditions of this Agreement any transferee of such Restricted Shares. Following the termination of the restrictions set forth in this Agreement with respect to any of the Restricted Shares, upon the request of the Purchaser that holds or held such shares, the Company shall issue to the Purchaser or such other person as directed by the Purchaser a new certificate or certificates representing such Restricted Shares that does not or do not contain the Legend.

     10. Miscellaneous.
          (a) Notices. All notices and other communications required or permitted under any of the Transaction Documents shall be in writing and shall be (i) mailed by registered or certified mail, postage prepaid, return receipt requested, (ii) sent by facsimile or telecopier, with written receipt of confirmation or (iii) otherwise delivered by hand or by messenger or a nationally recognized overnight courier, addressed or telecopied as follows:
     If to the Company:
Introgen Therapeutics, Inc.
301 Congress Avenue, Suite 1850
Austin, TX 78701
Attention: David G. Nance, CEO
Telecopier: (512) 708-9311
email: d.nance@introgen.com
     with copies to:
Wilson Sonsini Goodrich & Rosati P.C.
650 Page Mill Road
Palo Alto, CA 94304
Attention: Kenneth A. Clark, Esq.
Telecopier: (650) 493-6811
email: kclark@wsgr.com
Wilson & Varner, L.L.P.
301 Congress Avenue, Suite 2025
Austin, Texas 78701
Attention: Rodney Varner
Telecopier: (512) 495-9441
Email: rvarner@wilson-varner.com
     If to the Purchaser:
Colgate-Palmolive Company
300 Park Avenue
New York, NY 10022
Attention: Andy Hendry, Esq.
Telecopier: (212) 310-2374
email:andy_hendry@colpal.com

     with a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: David Wilf, Esq.
Telecopier: (212) 351-6277
email: dwilf@gibsondunn.com
If notice is provided by mail, notice shall be deemed to have been given five (5) business days after proper deposit with the United States mail. If notice is provided by a nationally recognized overnight courier, notice shall be deemed to have been given two (2) business days after deposit with such courier. If notice is provided personally, such notice shall be deemed to have been given immediately upon personal delivery thereof to the party at the address provided above. If notice is provided by telecopier, notice shall be deemed to have been given upon confirmation by the telecopier machine of the receipt of such notice at the telecopier number provided above. A party hereto may change the addresses to which its notices are to be directed by written notice complying with the terms of this Section 10(a).
          (b) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.
          (c) Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party or its successors or assigns may be brought and determined in any Delaware Chancery Court or Superior Court or federal court sitting in Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of such judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by law, that (A) the suit, action or proceeding in any such court is brought in any inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          (d) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY ARISING UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(d).
          (e) Certain Definitions. For purposes of this Agreement, an “Affiliate” of a person means (i) any other person or entity (each a “Controlling Person”) of which such person is a direct or indirect subsidiary and (ii) all entities that are direct or indirect subsidiaries of such person or such Controlling Person. For purposes of this Agreement, an entity will be deemed to be a subsidiary of a Controlling Person if more than 50% of the capital stock or other equity interests of such entity are “beneficially owned” (as such term is defined in Rule 13d-3 of the Exchange Act) directly or indirectly by such Controlling Person or if such Controlling Person and its other direct or indirect subsidiaries have the right to elect a majority of the members of the board of directors or other governing body of such entity whether by ownership of voting securities, by contract or otherwise.
          (f) Further Actions. Subject to the terms and conditions contained in this Agreement, the parties hereto agree to cooperate and take all such further actions and execute any additional instruments as may reasonably be necessary to carry out, consummate and give effect to the transactions contemplated by this Agreement.
          (g) Fees and Expenses. Each party hereto shall bear its own out-of-pocket costs and expenses incident to the preparation, negotiation and execution of this Agreement and the other Transaction Documents.
          (h) Finder’s Fees. The Company and the Purchaser each represent to the other that neither it nor any of its Affiliates nor any of their respective officers, directors, employees or representatives has incurred any liability to any third party for any finders’, brokers’, investment banking or other similar fees, compensation or commissions in relation to the transactions contemplated by this Agreement. Each of the Company and the Purchaser shall indemnify and hold the other harmless from any liability for any such fees, compensation or commissions (including the costs, expenses and legal fees of defending against such liability) for which the Company or the Purchaser, or any of their respective Affiliates or any of their respective officers, directors, employees or representatives, as the case may be, is responsible or which arise by reason of their actions or alleged actions.

          (i) Entire Agreement; Amendment. This Agreement and the other Transaction Documents (including the Exhibits hereto) constitute the entire agreement between the parties with respect to the subject matter hereof or thereof and supersede and merge all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.
          (j) Specific Performance. Each of the parties acknowledges and agrees that the other party hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other party hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any court in accordance with Section 11(c) hereof, in addition to any other remedy to which they may be entitled at law or in equity.
          (k) Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.
          (l) Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          (m) Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original for all purposes, but all of which shall constitute but one and the same instrument.
          (n) Headings. The Section headings contained herein are for the purposes of convenience of reference only and are not intended to define or limit the contents of said Sections.
          (o) Publicity. The Company and the Purchaser shall attempt in good faith to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, filing with the SEC or other public statements with respect to the sale of the Shares and the execution of this Agreement, including, in the event the Purchaser does not issue a release on its own or jointly with the Company, with respect to pre-agreed questions and answers for potential inquiries from third parties. Neither party shall issue any such press release or make any such public statement prior to such good faith attempt to consult with the other party, except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with any securities exchange.
          (p) Termination and Survival. The provisions of this Agreement shall survive the Closing and, thereafter, this Agreement and all the provisions herein shall terminate and be of no further force or effect at such time as none of the Purchaser or any of its Affiliates beneficially owns any of the Shares. Notwithstanding the foregoing, the representations and warranties of the parties set forth in Sections 2, 3 and 4 of this Agreement shall survive until the expiration of the applicable statute of limitations.
[Signature Page Follows]

     In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

INTROGEN THERAPEUTICS, INC.

By:	/s/ James W. Albrecht, Jr.

Name:	James W. Albrecht, Jr.

Title:	Chief Financial Officer

COLGATE-PALMOLIVE COMPANY

By:	/s/ Dennis J. Hickey

Name: Dennis J. Hickey

Title: Vice President Corporate Controller